Exhibit 2.1

Execution Copy

CONFIDENTIAL

BUSINESS COMBINATION AGREEMENT

by and among

TWELVE SEAS INVESTMENT COMPANY,
as Purchaser,

BROOGE HOLDINGS LIMITED,
as Pubco,

BROOGE MERGER SUB LIMITED,
as Merger Sub,

BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZE,
as the Company,

and

THE SHAREHOLDERS OF THE COMPANY WHO BECOME PARTIES HERETO,

as the Sellers

Dated as of April 15, 2019

i

5.6. Ownership of Exchange Shares	16
5.7. Pubco and Merger Sub Activities	17
5.8. Finders and Brokers	17
5.9. Information Supplied	17
5.10. Independent Investigation	17

vI. representations and warranties of THE COMPANY	18
6.1. Organization and Standing	18
6.2. Authorization; Binding Agreement	18
6.3. Capitalization	18
6.4. Subsidiaries	19
6.5. Governmental Approvals	19
6.6. Non-Contravention	20
6.7. Financial Statements	20
6.8. Absence of Certain Changes	22
6.9. Compliance with Laws	22
6.10. Company Permits	22
6.11. Litigation	22
6.12. Material Contracts	22
6.13. Intellectual Property	24
6.14. Taxes and Returns	26
6.15. Real Property	27
6.16. Personal Property	28
6.17. Title to and Sufficiency of Assets	28
6.18. Employee Matters	29
6.19. Benefit Plans	30
6.20. Environmental Matters	31
6.21. Oil and Gas Matters	31
6.22. Transactions with Related Persons	32
6.23. Insurance	32
6.24. Top Customers and Suppliers	32
6.25 Certain Business Practices	33
6.26 Investment Company Act	33
6.27. Finders and Brokers	33
6.28. Information Supplied	34
6.29. Disclosure	34
6.30. Independent Investigation	34

VII. COVENANTS	34
7.1. Access and Information	34
7.2. Conduct of Business of the Company, Pubco, Merger Sub and the Sellers	35
7.3. Conduct of Business of Purchaser	36
7.4. Annual and Interim Financial Statements	38
7.5. Purchaser Public Filings	38
7.6. No Solicitation	38
7.7. No Trading	39
7.8. Notification of Certain Matters	39
7.9. Efforts	40
7.10. Further Assurances	41
7.11. The Registration Statement	42
7.12. Public Announcements	43

ii

7.13. Confidential Information	44
7.14. Post-Closing Board of Directors and Executive Officers	45
7.15. Board Observers	45
7.16. Indemnification of Officers and Directors; Tail Insurance	46
7.17. Use of Trust Account Proceeds	46
7.18. Redemptions; PIPE Investment	47
7.19. Nasdaq Ticker Symbol	47
7.20. Company Schedules	47
7.21. Joinder of Sellers	47
7.22. Amendment to Business Combination Marketing Agreement	47

VIII. Closing conditions	48
8.1. Conditions of Each Party’s Obligations	48
8.2. Conditions to Obligations of the Company, Pubco and the Sellers	49
8.3. Conditions to Obligations of Purchaser	50
8.4. Frustration of Conditions	52

IX. TERMINATION AND EXPENSES	53
9.1. Termination	53
9.2. Effect of Termination	54
9.3. Fees and Expenses	54
9.4. Termination Fee	55

X. WAIVERs and releases	56
10.1. Waiver of Claims Against Trust	56
10.2. Non-Recourse and Release	57

xI. MISCELLANEOUS	58
11.1. Survival	58
11.2. Notices	58
11.3. Binding Effect; Assignment	59
11.4. Third Parties	59
11.5. Arbitration	60
11.6. Governing Law	60
11.7. WAIVER OF JURY TRIAL	60
11.8. Specific Performance	60
11.9. Severability	61
11.10. Amendment	61
11.11. Waiver	61
11.12. Entire Agreement	61
11.13. Interpretation	62
11.14. Counterparts	62
11.15. Legal Representation	62

XII DEFINITIONS	63
12.1. Certain Definitions	63
12.2. Section References	73

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Founder Share Letter

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of April 15, 2019 by and among (i) Twelve Seas Investment Company, a Cayman Islands exempted company (together with its successors, “Purchaser”), (ii) Brooge Holdings Limited, a Cayman Islands exempted company (“Pubco”), (iii) Brooge Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), (iv) Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE (the “Company”), and (v) each of the holders of the Company’s outstanding capital shares that become parties to this Agreement by executing and delivering to Purchaser, Pubco and the Company a Joinder (as defined below) (each a “Seller”). Purchaser, Pubco, Merger Sub, the Company and the Sellers are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. The Company, directly and indirectly through its subsidiaries, engages in the business of providing oil storage and related services;

B. Each of Pubco and Merger Sub is a newly-incorporated Cayman Islands exempted company, with Pubco being owned entirely by an officer of the Company who is not a U.S. citizen or resident and with Merger Sub being owned entirely by Pubco;

C. The Parties desire and intend to effect a business combination transaction whereby (a) Purchaser will merge with and into Merger Sub, with Purchaser continuing as the surviving entity (the “Merger”), as a result of which, (i) Purchaser shall become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of Purchaser immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding Company Ordinary Shares from the Sellers in exchange for ordinary shares of Pubco (the “Share Exchange” and, together with the Merger and the other transactions contemplated by this Agreement, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Act (as defined herein);

D. After the execution of this Agreement on the date hereof by Purchaser, Pubco, Merger Sub and the Company, each shareholder of the Company will become a party to this Agreement as a Seller by executing and delivering to Purchaser, Pubco and the Company a joinder to this Agreement, in form and substance reasonably satisfactory to Purchaser and the Company (each, a “Joinder”) (and for the avoidance of doubt, if there is only one shareholder of the Company, any reference herein to the Sellers shall mean such sole shareholder);

E. The boards of directors of Purchaser, Pubco, Merger Sub and the Company have each (i) determined that the Transactions are fair, advisable and in the best interests of their respective companies and security holders, and (ii) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein; and

F. Simultaneously with the execution of this Agreement, Purchaser’s sponsor, Twelve Seas Sponsors I LLC, a Delaware limited liability company (the “Sponsor”), Gregory Stoupnitzky and Suneel G. Kaji (collectively with the Sponsor, the “Initial Purchaser Shareholders”) have entered into a letter agreement with Purchaser, Pubco and the Company (the “Founder Share Letter”), a copy of which is attached as Exhibit A hereto, pursuant to which the Initial Purchaser Shareholders have agreed effective upon the Closing (as defined herein), on a pro rata basis amongst the Initial Purchaser Shareholders based on the number of Founder Shares owned by each of them, to (i) forfeit twenty percent (20%) of the Founder Shares owned by the Initial Purchaser Shareholders and (ii) subject thirty percent (30%) of the Founder Shares owned by the Initial Purchaser Shareholders (including any Pubco Ordinary Shares issued in exchange therefor in the Merger) to potential vesting and forfeiture obligations that are substantially identical to those that apply to the Escrow Shares under Section 2.5 hereof.

F. Certain capitalized terms used herein are defined in Article XII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1  Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Act, Purchaser and Merger Sub shall consummate the Merger, pursuant to which Purchaser shall be merged with and into Merger Sub with Purchaser being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company. Purchaser, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to Purchaser for periods after the Effective Time shall include the Surviving Company). The Merger shall have the effects specified in the Cayman Act.

1.2  Effective Time. On the Closing Date, Merger Sub and Purchaser shall execute a plan of merger in form and substance reasonably acceptable to Purchaser and the Company (the “Plan of Merger”), and the Parties shall file the Plan of Merger and such other documents as required by the Cayman Act with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Act. The Merger shall become effective at the time on the Closing Date when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands (the “Effective Time”).

1.3  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and Purchaser set forth in this Agreement to be performed after the Effective Time.

1.4  Organizational Documents of Surviving Company. At the Effective Time, the Surviving Company shall adopt new memorandum and articles of association (the “Surviving Company Charter”) which are substantially in the form of the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, as the memorandum and articles of association of the Surviving Company; provided, that at the Effective Time, (a) references therein to the name of the Surviving Company shall be amended to be such name as reasonably determined by the Company, and (b) references therein to the authorized share capital of the Surviving Company shall be amended to refer to the authorized share capital of the Surviving Company as approved in the Plan of Merger, if necessary.

1.5  Directors and Officers of the Surviving Company. At the Effective Time, the board of directors and executive officers of the Surviving Company shall be the board of directors and executive officers of Pubco, after giving effect to Section 7.14, each to hold office in accordance with the Surviving Company Charter until their respective successors are duly elected or appointed and qualified.

1.6  Effect of Merger on Issued Securities of Purchaser. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser, Pubco or Merger Sub:

(a)  Purchaser Units. At the Effective Time, every issued and outstanding Purchaser Unit shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Ordinary Share, one Purchaser Warrant and one Purchaser Right in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6 below.

(b)  Purchaser Ordinary Shares. At the Effective Time, every issued and outstanding Purchaser Ordinary Share (other than those described in Section 1.6(e) below) shall be converted automatically into one Pubco Ordinary Share, following which, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing Purchaser Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing Purchaser Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with Section 1.7. Each certificate formerly representing Purchaser Ordinary Shares (other those described in Section 1.6(e) below) shall thereafter represent only the right to receive the same number of Pubco Ordinary Shares.

(c)  Purchaser Warrants. At the Effective Time, each outstanding Purchaser Public Warrant shall be converted into one Pubco Public Warrant and each outstanding Purchaser Private Warrant shall be converted into one Pubco Private Warrant. At the Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares in lieu of Purchaser Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(d)  Purchaser Rights. At the Effective Time, each issued and outstanding Purchaser Right shall be automatically converted into the number of Pubco Ordinary Shares that would have been received by the holder thereof if the Purchaser Right had been converted upon the consummation of a Business Combination in accordance with Purchaser’s Organizational Documents, the IPO Prospectus and the Rights Agreement into Purchaser Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Effective Time and the Purchaser Ordinary Shares issued upon conversion of the Purchaser Rights had then automatically been converted into Pubco Ordinary Shares in accordance with Section 1.6(b) above. At the Effective Time, the Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Purchaser Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Purchaser Rights, except as provided herein or by Law. Each certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive Pubco Ordinary Shares as set forth herein.

(e)  Cancellation of Capital Shares Owned by Purchaser. At the Effective Time, if there are any capital shares of Purchaser that are owned by Purchaser as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(f)  Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(g)  No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, Pubco or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7  Effect of Merger on Merger Sub and Pubco Capital Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any capital shares of Purchaser, Pubco or Merger Sub: (a) all of the Merger Sub Ordinary Shares issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the Surviving Company; and (b) all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

1.8  Surrender of Purchaser Certificates. All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

1.9  Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6; provided, however, that the Surviving Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Company with respect to the certificates alleged to have been lost, stolen or destroyed.

1.10  Tax Consequences. The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, the Merger and Share Exchange, taken together, are intended to qualify as exchanges described in Section 351 of the Code. The Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger and the Share Exchange, taken together, does not qualify under Section 351 of the Code.

1.11  Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Merger Sub, the officers and directors of Purchaser and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
SHARE EXCHANGE

2.1  Exchange of Company Ordinary Shares. At the Closing, and subject to and upon the terms and conditions of this Agreement, the Sellers shall sell, transfer, convey, assign and deliver to Pubco, and Pubco shall purchase, acquire and accept from the Sellers, all of the issued and outstanding Company Ordinary Shares (collectively, the “Purchased Shares”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws). At or prior to the Closing, the Company will terminate any issued and outstanding Company Convertible Securities, without any consideration, payment or Liability therefor.

2.2  Exchange Consideration.

(a)  Subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, at the Closing, Pubco shall issue and deliver to the Sellers a number of Pubco Ordinary Shares (the “Exchange Shares”) equal to (i) 100,000,000 Pubco Ordinary Shares less, (ii) if the Cash Election is made in accordance with Section 2.2(b) below, a number of Pubco Ordinary Shares equal to the Cash Election Amount divided by the Redemption Price; provided, that 20,000,000 of the Exchange Shares otherwise issuable to the Sellers at the Closing (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) shall instead be issued and delivered to the Continental Stock Transfer & Trust Company (or such other escrow agent reasonably acceptable to Purchaser and the Company from time to time), as escrow agent (the “Escrow Agent”), at the Closing. The Exchange Shares issuable to the Sellers at the Closing after deducting the Escrow Shares may be referred to herein as the “Closing Exchange Shares”.

(b)  Notwithstanding anything to the contrary herein, the Sellers shall have the right, at the sole election of the Company (the “Cash Election”), to receive a portion of the consideration for the Purchased Shares in the form of U.S. dollars. If the Cash Election is made, the Company may elect for the Sellers to have the right to receive at the Closing as cash consideration in lieu of shares of Pubco Ordinary Shares as Closing Exchange Shares (the “Cash Consideration”) an amount not to exceed forty percent (40%) of the Closing Net Cash (such cash amount as elected by the Company, the “Cash Election Amount”). In order to exercise its rights under this Section 2.2(b), the Company must provide written notice (the “Cash Election Notice”) of the Cash Election to Purchaser and the Sellers at least two (2) Business Days prior to the Closing, which Cash Election Notice must include the Cash Election Amount (provided, that if the Cash Election Amount in the Cash Election Notice exceeds forty percent (40%) of the Closing Net Cash, the Cash Election Amount shall automatically be reduced at the Closing to an amount equal to forty percent (40%) of the Closing Net Cash). Each Seller must then, at least one (1) Business Day prior to the Closing, provide written notice (a “Seller Cash Election Notice”) to the Company and the Purchaser of (i) the amount of such Seller’s Pro Rata Share of the Cash Election Amount that such Seller desires to receive as Cash Consideration (the “Seller Cash Amount”) (provided, that if the Seller Cash Amount as elected by such Seller exceeds the product of (A) such Seller’s Pro Rata Share, multiplied by (B) forty percent (40%) of the Closing Net Cash, the Seller Cash Amount for such Seller shall automatically be reduced at the Closing to an amount equal to the product of (A) such Seller’s Pro Rata Share, multiplied by (B) forty percent (40%) of the Closing Net Cash), and (ii) wire instructions for such Seller for the payment of the Cash Consideration. If a Seller fails to deliver a Seller Cash Election Notice to Purchaser and the Company at least one (1) Business Day prior to the Closing, such Seller shall be deemed to have elected to receive no Cash Consideration. For the avoidance of doubt, any Cash Election shall solely reduce the number of Closing Exchange Shares to be issued at the Closing, and shall not affect the number of Escrow Shares to be issued.

(c)  Except as set forth in Section 2.2(b), each Seller shall receive its pro rata share of the Closing Exchange Shares, the Escrow Shares and any other Escrow Property (to the extent released from the Escrow Account to the Sellers in accordance with Section 2.5 and the Escrow Agreement), and any Cash Consideration based on the percentage of Purchased Shares owned by such Seller as compared to the total number of Purchased Shares owned by all Sellers (such Seller’s “Pro Rata Share”).

2.3  Surrender of Company Ordinary Shares and Disbursement of Exchange Consideration.

(a)  At the Closing, Pubco shall cause (i) the Closing Exchange Shares to be issued to the Sellers in exchange for their Company Ordinary Shares, in each case in accordance with each Seller’s Pro Rata Share (less the Seller Cash Amount elected by such Seller), (ii) the Escrow Shares to be issued to the Escrow Agent in accordance with Section 2.5, and (iii) the Cash Consideration, if any, to be delivered to the Sellers by wire transfer of immediately available funds pursuant to the wire instructions included in the Seller Cash Election Notice.

(b)  At the Closing, each Seller will deliver to Pubco their Company Ordinary Shares, including any certificates representing Company Ordinary Shares (“Company Certificates”), along with applicable share power or transfer forms reasonably acceptable to Pubco. In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the Seller may instead deliver to Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco or the Company with respect to the Company Ordinary Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed.

(c)  Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded up in the aggregate to the nearest whole Pubco Ordinary Share.

2.4  Company Shareholder Consent. Each Seller, as a shareholder of the Company, effective upon the execution and delivery of a Joinder to Purchaser, Pubco and the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company Organizational Documents, any other agreement in respect of the Company to which any Seller is a party or bound and all applicable Laws.

2.5  Share Escrow.

(a)  Escrow. On or prior to April 30, 2019 (or such later date prior to the Closing as mutually agreed by Purchaser and the Company), Pubco, the Sellers and the Escrow Agent shall enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to Purchaser, the Sellers and the Company (the “Escrow Agreement”), pursuant to which Pubco shall deliver to the Escrow Agent the Escrow Shares to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms hereof and the Escrow Agreement. The Escrow Property shall be allocated among and transferred to the Sellers pro rata based on their respective Pro Rata Shares. Amongst other things, the Escrow Agreement shall permit the Sellers after the Closing to (i) pledge their Pro Rata Share of the Escrow Property as collateral security for documented loans entered into by such Sellers, Pubco or its Subsidiaries, including the Company, after the Closing or (ii) transfer their rights to their Pro Rata Share of the Escrow Property to a third party, provided, that (A) in each case of clauses (i) and (ii), that the lender’s or transferee’s rights to any such pledged or transferred Escrow Property shall be subject to the provisions of this Section 2.5, including the forfeiture provisions herein, and the Escrow Agreement, and such lender or transferee must acknowledge such in writing to Pubco and the Escrow Agent prior to the granting of any such pledge or the making of any such transfer; and (B) in event of a pledge under clause (i), such Seller may transfer such Escrow Property, including physical possession of documentation evidencing a Seller’s Pro Rata Share of the Escrow Property (including a share certificate or book entry, if any), to another escrow agent (including one affiliated with such lender), as selected by such Seller and reasonably acceptable to a Disinterested Independent Director Majority, to hold the Escrow Property in a segregated escrow account on the same terms and conditions as the Escrow Agent under the Escrow Agreement is required to hold such Escrow Property (other than adjustments to the fees and expenses of such escrow agent as reasonably acceptable to a Disinterested Independent Director Majority).

(b)  Other Escrow Terms. The Parties agree that:

(i)  the Escrow Property shall be held in the Escrow Account and will only become vested and not subject to forfeiture, and released to the Sellers, in the event that Pubco meets certain minimum performance or milestone requirements as shall be mutually agreed to by Purchaser, the Sellers and the Company and set forth in the Escrow Agreement (the “Milestones”);

(ii)  the period for Pubco to satisfy such Milestones will commence with the first full fiscal quarter beginning after the Closing Date and finish at the end of the twentieth (20th) fiscal quarter after such commencement date (such period, the “Escrow Period”); and

(iii)  all other conditions not documented in this Agreement and relating to the Escrow Property and Escrow Account (including, for example, the applicable Milestones, the portion of the Escrow Property to be released at any one time for the satisfaction of a Milestone, the preparation of any statements regarding the calculation or satisfaction of a Milestone and the decision-making processes involved for the determination of the satisfaction of a Milestone and related release of such Escrow Property) will be further elaborated or documented in the Escrow Agreement.

(c)  Forfeiture. At the end of the Escrow Period, if there is any Escrow Property which has not vested and the Sellers are not entitled to receive in accordance with this Section 2.5 and the Escrow Agreement, such Escrow Property will be forfeited by the Sellers and distributed to Pubco from the Escrow Account, and promptly (but in any event within ten (10) Business Days) after a final determination pursuant to the Escrow Agreement that at the end of the Escrow Period there is such Escrow Property which has not vested and to which the Sellers are not entitled to receive, Pubco and the Sellers will provide joint written instructions to the Escrow Agent to release and surrender any remaining Escrow Property to Pubco. Pubco will cancel any Escrow Shares distributed to Pubco from the Escrow Account promptly after its receipt thereof and cancel any accrued but unpaid dividends payable in respect of such Escrow Shares. Each Seller, effective upon the execution and delivery of a Joinder to Purchaser, Pubco and the Company, acknowledges that such Seller’s right to receive the Escrow Shares and the other Escrow Property is contingent on the performance of Pubco and its Subsidiaries during the Escrow Period as set forth in this Section 2.5 and the Escrow Agreement, and that if the requirements for the vesting and release of the Escrow Property to the Sellers as set forth in this Section 2.5 and the Escrow Agreement are not met in accordance with the terms hereof and the Escrow Agreement, the Escrow Shares and the other Escrow Property will not be paid or delivered to the Sellers, and the Sellers shall have no right to receive such Escrow Shares or other Escrow Property.

(d)  Future Operations. Following the Closing (including during the Escrow Period), Pubco and its Subsidiaries, including the Company, will be entitled to operate their respective businesses based upon the business requirements of Pubco and its Subsidiaries. Each of Pubco and its Subsidiaries, including the Company, will be permitted following the Closing (including during the Escrow Period) to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the achievement of the Milestones for the vesting and release of the Escrow Property to the Sellers, and the Sellers will have no right to claim the loss of all or any portion of the Escrow Property or other damages as a result of such decisions; provided that such actions are not taken or omitted to be taken by Pubco and its Subsidiaries in bad faith with the primary intent of causing the Sellers to not achieve the Milestones for the vesting and release of the Escrow Property to the Sellers as set forth in this Section 2.5 and the Escrow Agreement.

(e)  Ownership Rights. Until and unless the Escrow Shares are forfeited in accordance with this Section 2.5 and the Escrow Agreement, each Seller shall have full voting rights to its pro rata entitlement of the Escrow Property.

(f)  Fractional Escrow Shares. Notwithstanding anything to the contrary contained herein or in the Escrow Agreement, no fraction of an Escrow Share will be forfeited or transferred to the Escrow Account by a Seller by virtue of this Section 2.5, the transactions contemplated hereby or the Escrow Agreement, and the number of Escrow Shares to be so forfeited or transferred shall instead be rounded down to the nearest whole Escrow Share.

(g)  Founder Shares. The Parties agree that 30% of the Founder Shares owned by the Initial Purchaser Shareholders at the Closing (including any Pubco Ordinary Shares issued in exchange therefor in the Merger) will be escrowed in substantially identical terms to the Escrow Property under this Section 2.5 and the Escrow Agreement, the exact terms of which are provided for in the Founder Share Letter, a copy of which is attached as Exhibit A to this Agreement.

Article III
CLOSING

3.1  Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), 1345 Avenue of the Americas, New York, NY 10105, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, Purchaser represents and warrants to the Company and the Sellers, as of the date hereof and as of the Closing, as follows:

4.1  Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

4.2  Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Purchaser is a party has been or shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

4.3  Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.4  Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.5  Capitalization.

(a)  Purchaser is authorized to issue 200,000,000 Purchaser Ordinary Shares and 2,000,000 Purchaser Preferred Shares. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding Purchaser Preferred Shares. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Act, the Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b)  Except as set forth in Schedule 4.5(a) or Schedule 4.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c)  All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 4.5(c). No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(d)  Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

4.6  SEC Filings and Purchaser Financials.

(a)  Purchaser, since the IPO, has filed all forms, pro formas, reports, schedules, statements, registration statements, prospectuses, proxies and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements, proxies and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, pro formas, reports, registration statements, prospectuses, proxies and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, pro formas, reports, registration statements, prospectuses, proxies and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Public Rights and the Purchaser Public Warrants are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b)  The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)  Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business.

4.7  Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.7, Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since the date of the consummation of the IPO, not been subject to a Material Adverse Effect.

4.8  Compliance with Laws. Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.

4.9  Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened material Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser, nor, to the Knowledge of Purchaser, is there any reasonable basis for any such Action to be made. There is no material Action that Purchaser has pending against any other Person. Neither Purchaser, nor, to the Knowledge of Purchaser, any of its directors or officers are subject to any material Orders of any Governmental Authority, nor are any such Orders pending. As of the date of this Agreement, none of the directors nor officers of have in the past five (5) years been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.10  Taxes and Returns.

(a)  Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 4.10(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against Purchaser in respect of any Tax, and Purchaser has not been notified in writing of any proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)  Since the date of its formation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

4.11  Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

4.12  Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

4.13  Material Contracts.

(a)  Except as set forth on Schedule 4.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $150,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)  With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.14  Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser and any (a) present or former director, officer or employee or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding share capital as of the date hereof.

4.15  Investment Company Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.16  Finders and Brokers. Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

4.17  Certain Business Practices.

(a)  Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other local or foreign ant-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b)  The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c)  None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.18  Insurance. Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Purchaser.

4.19  Trust Account. As of the date hereof, there is at least $209,228,000 invested in the Trust Account, maintained by the Trustee pursuant to the Trust Agreement. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions, under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Purchaser, no event has occurred which, with due notice in lapse of time or truth, would constitute a breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. As of the date hereof, Purchaser has no reason to believe that any of the conditions to the use of the funds in the Trust Account on the Closing Date (net of obligations with respect to redemptions and the payment of Taxes and other permitted payments or distributions) will not be available to Purchaser on the Closing Date.

4.20  Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company, Pubco and Merger Sub for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Sellers, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company, the Sellers, Pubco or Merger Sub for the Registration Statement; and (b) none of the Company, the Sellers, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to the Company, the Sellers, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represent and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

5.1  Organization and Standing. Pubco and Merger Sub are exempted companies duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Pubco and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to Purchaser accurate and complete copies of the Organizational Documents of Pubco and Merger Sub, each as currently in effect. Neither Pubco nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2  Authorization; Binding Agreement. Each of Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement, on the part of Pubco or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3  Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement (including the Amended Pubco Charter), (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4  Non-Contravention. The execution and delivery by each of Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.5  Capitalization. As of the date hereof, (i) Pubco is authorized to issue 500,000,000 Pubco Ordinary Shares, of which 1 Pubco Ordinary Share is issued and outstanding and owned by Meclomen Maramot, and (ii) Merger Sub is authorized to issue 500,000,000 Merger Sub Ordinary Shares, of which 1 share is issued and outstanding and is owned by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

5.6  Ownership of Exchange Shares. All Exchange Shares to be issued and delivered in accordance with Article II to the Sellers and the Escrow Agent shall be, upon issuance and delivery of such Exchange Shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Registration Rights Agreement, the Escrow Agreement, the provisions of this Agreement and any Liens incurred by the Sellers, and the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.7  Pubco and Merger Sub Activities. Since their formation, Pubco and Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions contemplated by this Agreement, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and Merger Sub are not party to or bound by any Contract.

5.8  Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or Merger Sub.

5.9  Information Supplied. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Company, the Sellers or any of their respective Affiliates.

5.10  Independent Investigation. Each of Pubco and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and Purchaser for such purpose. Each of Pubco and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Sellers and Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) and in any certificate delivered to Pubco or Merger Sub pursuant hereto, and the information provided by or on behalf of the Company, the Sellers or Purchaser for the Registration Statement; and (b) none of the Company, the Sellers, Purchaser or their respective Representatives have made any representation or warranty as to the Company, the Sellers, Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) or in any certificate delivered to Pubco or Merger Sub pursuant hereto.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser in accordance with the terms of Section 7.20 (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

6.1  Organization and Standing. Except as set forth in Schedule 6.1, the Company is a company duly organized, validly existing and in good standing under the Laws of the Fujairah Free Zone, UAE, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of the Company, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents.

6.2  Authorization; Binding Agreement. Except as set forth in Schedule 6.2, the Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to the receipt by Purchaser, Pubco and the Company of Joinders from the requisite shareholders of the Company. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and, upon the receipt by Purchaser, Pubco and the Company of Joinders from the requisite shareholders of the Company, the shareholders of the Company in accordance with the Company’s Organizational Documents, UAE Law, any other applicable Law and any Contract to which the Company or any of its shareholders are party or bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3  Capitalization.

(a)  The Company is authorized to issue 100 Company Ordinary Shares of AED 50,000 each for a total share capital of AED 5,000,000, of which 100 Company Ordinary Shares are issued and outstanding, and, except as set forth in Schedule 6.3(a), the Company is not authorized and does not have issued or outstanding any other capital shares or equity interests of the Company. The Sellers are the legal (registered) and beneficial owners of all of the issued and outstanding Company Ordinary Shares, with each Seller owning the Company Ordinary Shares set forth in Schedule 6.3(a), all of which Company Ordinary Shares are owned by the Sellers, to the Knowledge of the Company, free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. The Purchased Shares to be delivered by the Sellers to Pubco at the Closing constitute all of the issued and outstanding shares and other equity interests of the Company. All of the outstanding capital shares of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of UAE Law, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not directly or indirectly hold any of its shares or other equity interests in treasury.

(b)  Except as set forth in Schedule 6.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws in all material respects. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)  Except as set forth in Schedule 6.3(c), or as disclosed in the Company Financials, since January 1, 2018, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

6.4  Subsidiaries. The Company does not have any Subsidiaries (provided, that in the event of the breach of the foregoing representation and warranty, without limiting any rights or remedies available to the Parties under this Agreement, any reference in this Agreement to the Company will include its Subsidiary to the extent reasonably applicable.). Except as set forth in Schedule 6.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. The Company is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.5  Governmental Approvals. Except as otherwise described in Schedule 6.5, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Company or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.6  Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, and the consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its material properties or material assets, or (c) (i) violate, conflict with or result in a material breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any material obligation to make payments or provide material compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens) under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a material default, exercise any remedy, claim a material rebate, material chargeback, material penalty or material change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.

6.7  Financial Statements.

(a)  As used herein, the term “Company Financials” means (i) the consolidated 2017 financial statements of the Company (including any related notes thereto), consisting of the consolidated balance sheet of the Company as of December 31, 2017, and the related consolidated audited income statement, change in shareholder equity and statement of cash flows for the year then ended, audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor, (ii) the consolidated six month 2018 financial statements of the Company (including any related notes thereto), consisting of the consolidated balance sheet of the Company as of June 30, 2018, and the related consolidated audited income statement, change in shareholder equity and statement of cash flows for the six month period then ended, audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor, and (iii) the unaudited consolidated 2018 financial statements of the Company, consisting of the consolidated balance sheet of the Company as of December 31, 2018 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the year then ended. True and correct copies of the Company Financials have been provided to Purchaser. Except as set forth in Schedule 6.7(a), the Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated. The Company has not ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)  Except as set forth in Schedule 6.7(b), the Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. Since January 1, 2017, neither the Company nor any of its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(c)  The Company does not have any Indebtedness for more than $500,000 other than the Indebtedness set forth on Schedule 6.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 6.7(c). Except as disclosed on Schedule 6.7(c), no outstanding Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on its properties or assets.

(d)  Except as set forth in Schedule 6.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS or GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e)  Except as set forth in Schedule 6.7(e), all financial projections with respect to the Company that was delivered by or on behalf of the Company to Purchaser or Pubco or their respective Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f)  Except as set forth in Schedule 6.7(f), all accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves) within ninety (90) days.

6.8  Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, since December 31, 2018, the Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 7.2 (without giving effect to Schedule 7.2) if such action were taken on or after the date hereof without the consent of Purchaser.

6.9  Compliance with Laws. Except as set forth on Schedule 6.9, the Company is not and has not been in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received in the past five (5) years any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

6.10  Company Permits. Except as set forth on Schedule 6.10, the Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company) holds all material Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to Purchaser and Pubco true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 6.10. All of the material Company Permits are in full force and effect, and no suspension or cancellation of any of the material Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any material Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any material Actions relating to the revocation or modification of any material Company Permit.

6.11  Litigation. Except as set forth on Schedule 6.11, there is no (a) material Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor, to the Knowledge of the Company, is there any reasonable basis for any Action to be made (and no such material Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years); or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, equity securities or assets), its business, equity securities or assets. In the past five (5) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12  Material Contracts.

(a)  Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i)  contains covenants that limit the ability of the Company in any material respect (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)  involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)  involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)  evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $500,000;

(v)  involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $1,000,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person;

(vi)  relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii)  by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $500,000 per year or $1,000,000 in the aggregate;

(viii)  is with any Top Customer or Top Supplier;

(ix)  obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $1,000,000;

(x)  is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi)  obligates the Company to make any capital commitment or expenditure in excess of $1,000,000 (including pursuant to any joint venture);

(xii)  relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Company has material outstanding obligations (other than customary confidentiality obligations);

(xiii)  that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xiv)  is otherwise material to the Company and outside of the ordinary course of business and not described in clauses (i) through (xiii) above.

(b)  Except as set forth on Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect in any material respect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for material continuing obligations by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any rights under any such Company Material Contract.

6.13  Intellectual Property.

(a)  Except as set forth on Schedule 6.13(a), or as would not individually or in the aggregate reasonably be expected to be material to the Company or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound: (i) the Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all material Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company (“Company IP”), except for the Intellectual Property that is the subject of the Company IP Licenses; (ii) any Company Registered IP or other Company IP that is purported to be owned by the Company, the Company has obtained valid assignments of rights from all applicable third Persons such that the Company owns all Intellectual Property rights therein; (iii) all material Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP; and (iv) all registrations for Company Registered IP that are owned by or exclusively licensed to the Company are valid and in force, and all applications to register any material Company Registered IP are pending and in good standing, all without challenge of any kind, except for any applications that the Company may have intentionally abandoned or withdrawn.

(b)  Except as set forth on Schedule 6.13(b), or as would not individually or in the aggregate reasonably be expected to be material to the Company or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound: (i) the Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company; (ii) the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Company as presently conducted; (iii) the Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder; (iv) the continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company; and (v) the Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c)  Except as set forth on Schedule 6.13(c), the Company has materially performed all obligations imposed on it in the Company Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d)  Except as set forth on Schedule 6.13(d), or as would not individually or in the aggregate reasonably be expected to be material to the Company or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound: (i) no material Action is pending or, to the Company’s Knowledge, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Company IP; (ii) the Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any material infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor; (iii) there are no Orders to which the Company is a party or its otherwise bound that (A) materially restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (B) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (C) other than the Company Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company; and (iv) the Company is not currently materially infringing, and has not, in the past, materially infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third Person is infringing upon, has misappropriated or is otherwise violating any Company IP in any material respect.

(e)  Except as set forth on Schedule 6.13(e), all employees and independent contractors of the Company have executed a confidentiality and assignment of inventions agreement with the Company and assigned to the Company all Intellectual Property arising from the services performed for the Company by such Persons. No current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any material Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. To the Company’s Knowledge, none of the employees of the Company are obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f)  Except as set forth on Schedule 6.13(f), to the Knowledge of the Company, no Person has obtained unauthorized access to third-party information and data in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. The Company has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Company has not and does not violate in any material respect any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

6.14  Taxes and Returns. Except as set forth on Schedule 6.14.

(a)  The Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. The Company has complied in all material respects with all applicable Laws relating to Tax.

(b)  There is no current pending or, to the Knowledge of the Company, threatened material Action against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)  The Company is not being audited by any Tax authority and has not been notified in writing by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)  There are no material Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e)  The Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)  The Company does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)  The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h)  The Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i)  The Company does not have any Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(j)  The Company has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k)  The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is not and has never been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l)  The Company is not treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

6.15  Real Property.

(a)  Schedule 6.15(a) sets forth a list of (i) all material real property and interests in real property owned in fee by the Company (collectively, the “Company Owned Properties”), and (ii) all material real property and interests in real property leased by the Company (collectively, the “Company Leased Properties” and, together with the Company Owned Properties, the “Company Real Properties”) as lessee or lessor. The Company has good and marketable fee title to all Company Owned Properties, free and clear of all Liens, except for Permitted Liens. The Company Real Properties constitute all material interests in real property currently used, occupied or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted. All of the Company Real Properties and buildings, fixtures and improvements thereon (i) to the Knowledge of the Company, (A) are in reasonable operating condition without material structural defects, and all mechanical and other systems located thereon are in good operating condition, and (B) no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all material respects for their current and contemplated uses. None of the improvements located on the Company Real Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. The Company has delivered to the Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Company Owned Properties and (ii) all leases, lease guarantees, agreements and documents related to any Company Leased Properties, including all amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”). The Company Real Properties are not subject to any leases, subleases, licenses, occupancy, rights of first refusal, options to purchase or rights of occupancy. The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(b)  Except as set forth on Schedule 6.15(b), the Company has a valid, binding and enforceable leasehold interest under each of the Company Leased Properties under which it is a lessee, free and clear of all Liens other than Permitted Liens. Each of the Company Real Property Leases is in full force and effect. The Company is not in material default under any Company Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. The Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Company Real Property Leases and, to the Knowledge of the Company, no other party is in default thereof. No party to any Company Real Property Lease has exercised any termination rights with respect thereto.

(c)  Except as set forth on Schedule 6.15(c), the Company has all material certificates of occupancy and material Permits of any Governmental Authority necessary or useful for the current use and operation of each Company Real Property, and the Company has fully complied with all material conditions of the Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit.

(d)  Except as set forth on Schedule 6.15(d), with respect to the Company Real Properties: (i) there are no pending or, to the Knowledge of the Company, threatened material condemnation or eminent domain proceedings or Actions relating to any Company Real Property, and the Company has not received any notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof; (ii) there are no pending or, to the Knowledge of the Company, threatened material Actions relating to boundary lines, ingress and egress, adverse possession or similar issues; (iii) the existing buildings and improvements located on the Company Real Properties are located entirely within the boundary lines of such Company Real Property or on permanent easements on adjoining land benefiting such Company Real Property and may lawfully be used under applicable zoning and land use laws for the purposes for which they are presently being used; and (iv) the Company Real Properties are in material compliance with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Company Real Property.

6.16  Personal Property. Details of each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Five Million Dollars ($5,000,000) is set forth on Schedule 6.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 6.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company. The operation of the Company's business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, the Company. The Company has provided to Purchaser and Pubco a true and complete copy of each of the Company Personal Property Leases. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

6.17  Title to and Sufficiency of Assets. Except as set forth on Schedule 6.17, the Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the most recent Company Financials and (d) Liens set forth on Schedule 6.17. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the material assets, material rights and material properties that are used in the operation of the business of the Company as it is now conducted and presently proposed to be conducted or that are used or held by the Company for use in the operation of the businesses of the Company, and taken together, are adequate and sufficient in all material respects for the operation of the businesses of the Company as currently conducted.

6.18  Employee Matters.

(a)  Except as set forth on Schedule 6.18(a), the Company is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 6.18(a) sets forth all material unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or senior employee of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company within six (6) months after the date of this Agreement.

(b)  Except as set forth on Schedule 6.18(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)  Except as set forth on Schedule 6.18(c), the Company has paid in full to all of its employees all wages, salaries, commission, bonuses and other compensation due to its employees, including overtime compensation, and the Company has no material obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice.

(d)  Except as set forth on Schedule 6.18(d), or as would not individually or in the aggregate reasonably be expected to be material to the Company or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, (i) all independent contractors (including consultants) currently engaged by the Company are a party to a written Contract with the Company and (ii) for the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company.

6.19  Benefit Plans.

(a)  Set forth on Schedule 6.19(a) is a true and complete list of each Foreign Plan of the Company (each, a “Company Benefit Plan”). The Company has not ever maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b)  Except as set forth on Schedule 6.19(b), with respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has made available to Purchaser accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which he Company has any outstanding Liability or obligation.

(c)  Except as set forth on Schedule 6.19(c), with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan has been paid, accrued, or otherwise adequately reserved in accordance with IFRS and are reflected on the Company Financials; and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. The Company has not incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d)  Except as set forth on Schedule 6.19(d), to the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e)  Except as set forth on Schedule 6.19(e) or to the extent required by applicable Law, the Company does not provide health or welfare benefits to any former or retired employee and is not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(f)  Except as set forth on Schedule 6.19(f), all Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to the Company, Pubco, Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

6.20  Environmental Matters.

(a)  Except as set forth on Schedule 6.20(a), the Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no material Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)  Except as set forth on Schedule 6.20(b), the Company is not the subject of any material outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any material Liabilities or obligations under any Environmental Laws.

(c)  Except as set forth on Schedule 6.20(c), no Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)  Except as set forth on Schedule 6.20(d), the Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

(e)  Except as set forth on Schedule 6.20(e), to the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(f)  Except as set forth on Schedule 6.20(f), the Company has provided to Purchaser all material environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

6.21  Oil and Gas Matters.

(a)  The Company owns and operates 14 oil storage tanks with an aggregate geometric oil storage capacity of approximately 0.399 million cubic meters (the “Storage Tanks”) and related short-haul transport pipelines and infrastructure, focused primarily on the storage, heating and blending of fuel oil and clean petroleum products, including aviation fuel, gas oil, gasoline, marine gas oil and naphtha, in a terminaling facility located in the Port of Fujairah (the “Facilities”) in the emirate of Fujairah in the UAE (as further described on Schedule 6.21(a)).

(b)  Except as set forth on Schedule 6.21(b), the Company does not own any petroleum product inventory in the Storage Tanks, as all product in the Storage Tanks belongs to a third-party customer. All Storage Tanks and Facilities operated by the Company have been operated in accordance with reasonable, prudent field practices and in material compliance with the Company’s applicable Contracts and applicable Law. The Storage Tanks and Facilities are (i) in good operating condition and repair (normal wear and tear excepted), (ii) free from any material defects, and (iii) suitable for the purposes for which they are currently used. None of the Storage Tanks or any ancillary equipment located in the Facilities are in need of maintenance or repairs except for ordinary, routine maintenance and except for regularly scheduled overhauls from time to time.

6.22  Transactions with Related Persons. Except as set forth on Schedule 6.22, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than three percent (3%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 6.22, the Company does not have outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

6.23  Insurance. Schedule 6.23 lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies. The Company does not have any self-insurance or co-insurance programs. Since January 1, 2018, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy. Since January 1, 2018, the Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

6.24  Top Customers and Suppliers. Schedule 6.24 lists, by dollar volume received or paid, as applicable, for the twelve (12) months ended on December 31, 2018, the ten (10) largest customers of the Company (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or, to the Company’s Knowledge, intends to modify materially its material relationships with the Company or intends to stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any material amount due to the Company or seek to exercise any remedy against the Company, (iv) the Company has not within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not materially and adversely affect the relationship of the Company with any Top Supplier or Top Customer.

6.25  Certain Business Practices.

(a)  Except as set forth on Schedule 6.25(a), neither the Company, nor any of its Representatives acting on its behalf, have (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other local or foreign ant-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company, nor any of its Representatives acting on its behalf, have directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b)  Except as set forth on Schedule 6.25(b), the operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)  Except as set forth on Schedule 6.25(c), none of the Company or any of its directors or officers, nor, to the Knowledge of the Company, any other Representative acting on behalf of the Company, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC since its formation.

6.26  Investment Company Act. Except as set forth on Schedule 6.26, the Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

6.27  Finders and Brokers. Except as set forth on Schedule 6.27, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

6.28  Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, or its Affiliates.

6.29  Disclosure. Except as set forth on Schedule 6.29, no representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

6.30  Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser, Pubco and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser, Pubco or Merger Sub for the Registration Statement; and (b) none of Purchaser, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

Article VII
COVENANTS

7.1  Access and Information.

(a)  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 7.13, each of the Company, Pubco and Merger Sub shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Pubco, Merger Sub or the Company, as Purchaser or its Representatives may reasonably request regarding Pubco, Merger Sub or the Company and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Representatives of the Company, Pubco and Merger Sub to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Pubco, Merger Sub or the Company.

(b)  During the Interim Period, subject to Section 7.13, Purchaser shall give, and shall cause its Representatives to give, the Company, Pubco, Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser or its Subsidiaries, as the Company, Pubco, Merger Sub or their respective Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of their respective Representatives to reasonably cooperate with the Company, Pubco, Merger Sub and their respective Representatives in their investigation; provided, however, that the Company, Pubco, Merger Sub and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries.

7.2  Conduct of Business of the Company, Pubco, Merger Sub and the Sellers.

(a)  Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, as set forth on Schedule 7.2 or as required by applicable Law, Pubco, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to them and their respective Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)  Without limiting Section 7.2(a), during the Interim Period, without the prior written consent of Purchaser, (i) the Company shall not issue any Company Ordinary Shares, and (ii) no Seller shall sell, transfer or dispose of any Company Ordinary Shares owned by such Seller, in either case of clauses (i) and (ii), unless the recipient or transferee of such Company Ordinary Shares (the “New Seller”) executes and delivers to Purchaser, Pubco and the Company both a Joinder and a joinder, in form and substance reasonably acceptable to Purchaser and the Company, to become bound by any Ancillary Documents previously executed by the transferring Seller.

7.3  Conduct of Business of Purchaser

(a)  Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, as set forth on Schedule 7.3 or as required by applicable Law, Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 7.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with the Purchaser Charter and IPO Prospectus, the deadline by which it much complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b)  Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement (including as contemplated by any PIPE Investment), as set forth on Schedule 7.3 or as required by applicable Law, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries to not:

(i)  amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)  authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)  split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)  incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 7.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including any PIPE Investment, and costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $500,000);

(v)  make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or IFRS, as applicable;

(vi)  amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(vii)  terminate, waive or assign any material right under any material agreement to which it is a party;

(viii)  fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)  establish any Subsidiary or enter into any new line of business;

(x)  fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi)  revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting the Purchaser’s outside auditors;

(xii)  waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii)  acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)  make capital expenditures in excess of $50,000 individually for any project (or set of related projects) or $100,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi)  voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate (excluding the incurrence of any Expenses or any Indebtedness permitted by Section 7.3(b)(iv)) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(xvii)  sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)  enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix)  take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)  authorize or agree to do any of the foregoing actions.

7.4  Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with IFRS, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Company that its certified public accountants may issue.

7.5  Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the Purchaser Public Units, the Purchaser Ordinary Share Purchaser, Public Rights and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares and the Pubco Public Warrants.

7.6  No Solicitation.

(a)  For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, Merger Sub, the Sellers and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for Purchaser.

(b)  During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or with respect to any Seller, the Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)  Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to any Seller, the Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

7.7  No Trading. The Company, Pubco, Merger Sub and the Sellers each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, Merger Sub and the Sellers each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.8  Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, any Seller): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, any Seller) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, any Seller); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to the Company, any Seller), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to the Company, any Seller) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.9  Efforts.

(a)  Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)  In furtherance and not in limitation of Section 7.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)  As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or, with respect to the Company, any Seller) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)  Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, the Company and Pubco shall take all commercially reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing and immediately after the Closing.

7.10  Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

7.11  The Registration Statement.

(a)  As promptly as practicable after the date hereof, Purchaser and Pubco shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the holders of Purchaser Securities prior to the Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Special Meeting and providing the Public Shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares (or if after the Effective Time, their Pubco Ordinary Shares) redeemed (the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions (including to the extent required, the issuance of any PIPE Shares) by the holders of Purchaser Common Shares in accordance with the Purchaser’s Organizational Documents, the Cayman Act and the rules and regulations of the SEC and Nasdaq, (ii) if mutually agreed by Purchaser and the Company prior to the filing of the Registration Statement, the adoption and approval of a new Equity Incentive Plan for Pubco in form and substance reasonably acceptable to the Company, and Purchaser (the “Pubco Equity Plan”), (iii) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 7.14 hereof, (iv) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (iv), collectively, the “Purchaser Shareholder Approval Matters”), and (v) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Meeting. In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Cayman Act and the rules and regulations of the SEC and Nasdaq. Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser and Pubco with such information concerning the Company and its shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b)  Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Meeting and the Redemption. Each of Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, Purchaser and the Sellers and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(c)  Purchaser and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d)  As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser’s shareholders and, pursuant thereto, shall call the Special Meeting in accordance with the Cayman Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e)  Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Meeting and the Redemption.

7.12  Public Announcements.

(a)  The Parties agree that during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)  The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”); provided, that the Parties acknowledge that they intend to issue the Signing Press Release immediately after the execution of this Agreement. Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

7.13  Confidential Information.

(a)  The Company, Pubco, Merger Sub and the Sellers each hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, Merger Sub, any Seller or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 7.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco, Merger Sub and the Sellers shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, that the Company, Pubco, Merger Sub and the Sellers and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further that any Purchaser Confidential Information that is not returned or destroyed, including any oral Purchaser Confidential Information, shall remain subject to the confidentiality obligations set forth in this Agreement.

(b)  Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, that Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further that any Company Confidential Information that is not returned or destroyed, including any oral Company Confidential Information, shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

7.14  Post-Closing Board of Directors and Executive Officers.

(a)  The Parties shall take all necessary action, including causing the directors of the Pubco and Purchaser to resign, so that effective as of the Closing Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of such number of individuals as reasonably determined by the Company prior to the filing of the Registration Statement. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board such qualified persons that are designated by the Company prior to the Closing (the “Company Directors”), and to the extent required by Nasdaq rules, at least a majority of such designees shall be required to qualify as independent directors under Nasdaq rules.

(b)  The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

7.15  Board Observers. Purchaser hereby agrees that during the Interim Period, the Company shall have the right to have up to two (2) individuals selected by the Company present at each meeting of the Purchaser’s board of directors, whether by physical presence or via conference call (at the election of the Company), as board observers (the “Company Board Observers”); provided, that prior to serving as a Company Board Observer, such individual must agree in writing to confidentiality restrictions in favor of Purchaser in form and substance reasonably acceptable to Purchaser. For the avoidance of doubt, the Company Board Observers will not have the right to vote at such meeting and shall not be counted for purposes of determining whether there is a quorum for such meeting. The Company Board Observers will be entitled to receive copies of any reports or other documents (including copies of any communications from existing or potential investors) distributed to Purchaser’s board of directors at the time such materials are given to Purchaser’s board of directors; and provided further, that Purchaser reserves the right to withhold any information and to exclude such Company Board Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between Purchaser and its counsel or result in disclosure of a material trade secret or a conflict of interest, including without limitation, if the information provided is for, or the purpose of the meeting pertains to, a discussion regarding the Transactions.

7.16  Indemnification of Directors and Officers; Tail Insurance.

(a)  The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser, the Company, Pubco or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Purchaser, the Company, Pubco or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Purchaser, the Company, Pubco or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco, Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser, the Company, Pubco and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 7.16 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)  For the benefit of Purchaser’s directors and officers, Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Purchaser and Pubco shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Purchaser and Pubco shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

7.17  Use of Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Pubco or Purchaser from any PIPE Investment and any other funds of Pubco or Purchaser shall first be used (i) to pay the Cash Consideration, if any, (ii) to pay Purchaser’s accrued Expenses, (iii) to pay Purchaser’s deferred Expenses (including cash amounts payable to EBC and any legal fees) of the IPO and (iv) to pay any loans owed by Purchaser to Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser, Extension Expenses and any premiums for the D&O Tail Insurance. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco Securities, will be paid at the Closing pursuant to written instructions delivered by Purchaser to the Trustee at the Closing (which amounts paid to or on behalf of the Company will be based on written instructions provided by the Company to Purchaser prior to the Closing). Any remaining cash will be paid to the Company (or as otherwise designated in writing by the Company to Purchaser prior to the Closing) pursuant to such written instructions and used for working capital and general corporate purposes.

7.18  Redemptions; PIPE Investment. During the Interim Period, each of Purchaser, Pubco and the Company will use their reasonable efforts to minimize the amount of funds in the Trust Account redeemed by Public Shareholders in the Redemption. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may, but shall not be required to (and if requested by Purchaser, Pubco will), enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser or Pubco to purchase shares of Purchaser or Pubco (“PIPE Shares”) in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the Company, Purchaser and Pubco, acting reasonably (a “PIPE Investment”), and, if Purchaser elects to seek a PIPE Investment, Pubco, Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser).

7.19  Nasdaq Ticker Symbol. Purchaser will use its reasonable efforts to promptly after the execution of this Agreement change the Nasdaq ticker symbol for the Purchaser Ordinary Shares to “BROG” (or such other Nasdaq ticker symbol as reasonably requested by the Company) (the “New Ticker Symbol”), subject to the approval by Nasdaq, and during the Interim Period shall use its reasonable efforts to maintain such New Ticker Symbol. The Parties will use their reasonable efforts to have the New Ticker Symbol assigned to Pubco at the Closing (or a promptly thereafter as possible), subject to Nasdaq approval.

7.20  Company Schedules. The Company shall deliver the fully completed Company Disclosure Schedules and Schedule 7.2 (together, the “Company Schedules”) to Purchaser on or prior to April 30, 2019 (or such later date prior to the Closing as mutually agreed by Purchaser and the Company). Purchaser shall have ten (10) Business Days to review the Company Schedules after its receipt thereof (the “Company Schedule Review Period”), and the Company shall, and shall cause its Representatives to, reasonably cooperate with Purchaser and its Representatives in their review of the Company Schedules, including providing any access and information as required by Section 7.1(a).

7.21  Joinder of Sellers. The Company shall deliver to Purchaser on or prior to April 30, 2019 (or such later date prior to the Closing as mutually agreed by Purchaser and the Company), a Joinder for each shareholder of the Company, duly executed by such shareholder, Pubco and the Company, as well as any Ancillary Documents required to be signed or delivered by a Seller at or prior to such time, including the Escrow Agreement (collectively, the “Joinder Documents”). Upon executing and delivering a Joinder to Purchaser and the Company, and the acceptance of such Joinder by the Company and Purchaser, the shareholder of the Company party thereto will be fully bound to the terms and conditions of this Agreement as a Seller hereunder and be deemed to be a Party to this Agreement, subject to the terms and conditions of this Agreement and the Joinder, and the Joinder will be deemed to be incorporated into and become a party of this Agreement, and any references to this Agreement herein, will include the Joinder. The Parties acknowledge and agree that the Joinder will, among other matters, contain customary representations and warranties (including its organization, authority, ownership of the Purchased Shares, non-contravention and investment representations) to be made by the Seller party thereto, as well as an agreement to promptly execute and deliver the Escrow Agreement and any other Ancillary Documents required to be executed and delivered by a Seller under this Agreement.

7.22  Amendment to Business Combination Marketing Agreement. Purchaser shall use all commercially reasonable efforts to cause EBC to enter into the Business Combination Marketing Agreement Fee Amendment.

Article VIII
CLOSING CONDITIONS

8.1  Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company, the Purchaser and the Sellers (where applicable) of the following conditions:

(a)  Required Shareholder Approval. The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of Purchaser at the Special Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b)  Company Approvals. The Company and its shareholders have obtained all necessary and requisite material Consents with respect to the consummation of the transactions contemplated by this Agreement, including obtaining such consents and approvals from the Company’s shareholders (which will occur upon the execution and delivery of the Joinder Documents), any Governmental Authorities and third parties, including ASMA Capital or its Affiliates or related parties and any other Consents that are set forth in Schedules 6.5 and 6.6.

(c)  Other Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority with respect to Purchaser, Pubco or Merger Sub in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d)  Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(e)  No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f)  No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(g)  Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and any PIPE Investment, Purchaser shall have net tangible assets of at least $5,000,001.

(h)  Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 7.14.

(i)  Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(j)  Pubco Charter Amendment. At or prior to the Closing, the shareholders of Pubco shall have amended and restated the memorandum and articles of association of Pubco in form and substance reasonably acceptable to Pubco, the Company and Purchaser (the “Amended Pubco Charter”).

(k)  Foreign Private Issuer Status. Each of the Company and Purchaser shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing and Pubco has not received any written objection to such determination.

8.2  Conditions to Obligations of the Company, Pubco, Merger Sub and the Sellers. In addition to the conditions specified in Section 8.1, the obligations of the Company, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)  Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

(b)  Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)  No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d)  Minimum Cash Condition. As of the Closing, the Closing Net Cash shall be at least One Hundred and Twenty-Five Million U.S. Dollars ($125,000,000).

(e)  Closing Deliveries.

(i)  Officer Certificate. Purchaser shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c) with respect to Purchaser.

(ii)  Secretary Certificate. Purchaser shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii)  Good Standing. Purchaser shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of organization and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)  Escrow Agreement. The Company and Pubco shall have received a copy of the Escrow Agreement, duly executed by the Escrow Agent.

(v)  Registration Rights Agreement. The Company and Pubco shall have received a copy of a Registration Rights Agreement, providing customary registration rights to the Sellers with respect to the Closing Exchange Shares and any Escrow Shares that become vested and are released to the Sellers in accordance with Section 2.5 and the Escrow Agreement, in form and substance reasonably acceptable to Purchaser and the Company (the “Registration Rights Agreement”), duly executed by Pubco.

(vi)  Founder Registration Rights Agreement Amendment. The Company and Pubco shall have received a copy of an Amendment to the Founder Registration Rights Agreement to, among other matters, have Pubco assume the registration obligations of Purchaser under the Founder Registration Rights Agreement and have such rights apply to the Pubco Securities, in form and substance reasonably acceptable to Purchaser and the Company (the “Founder Registration Rights Agreement Amendment”), duly executed by Purchaser, EBC and the holders of a majority of the “Registrable Securities” thereunder.

(vii)  Founder Share Escrow Agreement Amendment. The Company and Pubco shall have received a copy of an Amendment to the Founder Share Escrow Agreement to, among other matters, have the Pubco Securities issued in exchange for the Founder Shares be subject to the Founder Share Escrow Agreement and to accommodate the provisions of the Founder Share Letter, in form and substance reasonably acceptable to Purchaser and the Company (the “Founder Share Escrow Agreement Amendment”), duly executed by Purchaser, Continental Stock Transfer & Trust Company and the Initial Purchaser Shareholders.

(viii)  Business Combination Marketing Agreement Fee Amendment. The Company and Pubco shall have received a copy of an amendment to the Business Combination Marketing Agreement to reduce the fee payable to EBC thereunder by an amount as mutually reasonably determined by the Company and Purchaser (the “Business Combination Marketing Agreement Fee Amendment”), duly executed by EBC and Purchaser.

(ix)  Director Resignations. The Company shall have received written resignations, effective as of the Closing, of each of the directors and officers of Purchaser (other than as requested by the Company prior to the Closing).

(x)  Voting Agreement. The Company and Pubco shall have received a copy of a voting agreement in favor of Pubco by the Initial Purchaser Shareholders with respect to the Founder Shares, in form and substance reasonably acceptable to Purchaser and the Company (the “Voting Agreement”), duly executed by the Initial Purchaser Shareholders.

8.3  Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 8.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a)  Representations and Warranties. All of the representations and warranties of the Company, Pubco, Merger Sub and the Sellers set forth in this Agreement, the Joinders and in any certificate delivered by or behalf of the Company, Pubco, Merger Sub or any Seller pursuant hereto shall be true and correct on and as of the date of this Agreement (or with respect to a Seller, as of the date of the Joinder) and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company, Pubco or any Seller.

(b)  Agreements and Covenants. Each of the Company, Pubco, Merger Sub and each Seller shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement and, with respect to a Seller, the Joinder, to be performed or complied with by it on or prior to the Closing Date.

(c)  No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the date of this Agreement which is continuing and uncured.

(d)  Closing Deliveries.

(i)  Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c). Pubco shall have delivered to Purchaser a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c) with respect to Pubco and Merger Sub, as applicable.

(ii)  Seller Certificate. Purchaser shall have received a certificate from each Seller, dated as the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Sections 8.3(a) and 8.3(b) with respect to such Seller.

(iii)  Secretary Certificates. The Company shall have delivered to Purchaser a certificate from its secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date, (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Merger, the Share Exchange and the other transactions contemplated hereby and thereby, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound. Pubco shall have delivered to Purchaser a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Pubco’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Pubco’s board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Pubco is or is required to be a party or otherwise bound.

(iv)  Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco and Merger Sub certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of Pubco’s and Merger Sub’s jurisdiction of organization and from each other jurisdiction in which Pubco or Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(v)  Employment Agreements. Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and Purchaser, between (A) such individuals as mutually agreed by the Company and Purchaser acting reasonably and (B) either Pubco or the Company, as mutually agreed by the Company and Purchaser acting reasonably, each such employment agreement duly executed by the parties thereto.

(vi)  Escrow Agreement. Purchaser shall have received a copy of the Escrow Agreement, duly executed by Pubco, the Sellers and the Escrow Agent.

(vii)  Registration Rights Agreement. Purchaser shall have received a copy of the Registration Rights Agreement, duly executed by Pubco and each Seller.

(viii)  Founder Registration Rights Agreement Amendment. Purchaser shall have received a copy of the Founder Registration Rights Agreement Amendment, duly executed by Pubco.

(ix)  Founder Share Escrow Agreement Amendment. Purchaser shall have received a copy of the Founder Share Escrow Agreement Amendment, duly executed by Pubco and Continental Stock Transfer & Trust Company.

(x)  Share Certificates and Transfer Instruments. Purchaser shall have received copies of each Seller Company Certificates and other instruments or documents representing the Purchased Shares (or Lost Certificate Affidavits), if applicable, together with executed instruments of transfer in respect of the Purchased Shares in favor of Pubco (or its nominee) and in form reasonably acceptable for transfer on the books of the Company.

(xi)  Termination of Company Convertible Securities. Purchaser shall have received evidence reasonably acceptable to Purchaser that any issued and outstanding Company Convertible Securities have been terminated, without any consideration, payment or Liability therefor.

(xii)  Termination of Certain Contracts. Purchaser shall have received evidence reasonably acceptable to Purchaser that the Contracts that are mutually agreed by Purchaser and the Company (acting reasonably) involving the Company and/or any of Sellers or other Related Persons shall have been terminated with no further obligation or Liability of the Company thereunder;

(xiii)  Joinder Documents. Purchaser shall have received all Joinder Documents.

(xiv)  Company Schedules. Purchaser shall have received the Company Schedules and the Company Schedule Review Period shall have expired.

(xv)  Voting Agreement. Purchaser shall have received a copy of the Voting Agreement, duly executed by Pubco.

8.4  Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Seller, Pubco or Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX
TERMINATION AND EXPENSES

9.1  Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)  by mutual written consent of Purchaser and the Company;

(b)  by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by August 31, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Sellers, Pubco or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)  by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Sellers, Pubco or Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)  by written notice by the Company to Purchaser, if (i) there has been a material breach by Purchaser, of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or Pubco; provided, that neither the Company nor Pubco shall have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company, Pubco, Merger Sub or any Seller is in material uncured breach of this Agreement (or with respect to a Seller, a Joinder);

(e)  by written notice by Purchaser to the Company, if (i) there has been a breach by the Company, Pubco, Merger Sub or any Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement or the Joinders, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within twenty (20) days after written notice of such breach or inaccuracy is provided to the Company and Pubco by Purchaser; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time Purchaser is in material uncured breach of this Agreement;

(f)  by written notice by Purchaser to the Company, if there shall have been a Material Adverse Effect with respect to the Company following the date of this Agreement which is uncured and continuing;

(g)  by written notice by the Company to Purchaser, if there shall have been a Material Adverse Effect with respect to Purchaser following the date of this Agreement which is uncured and continuing;

(h)  by written notice by either Purchaser or the Company to the other if the Special Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Shareholder Approval was not obtained;

(i)  by written notice by Purchaser to the Company if the Company has failed to deliver all Joinder Documents to Purchaser on or prior to April 30, 2019 (or such later date prior to the Closing as mutually agreed by Purchaser and the Company), but only until all Joinder Documents have been delivered to Purchaser;

(j)  by written notice by Purchaser to the Company (i) if the Company has failed to deliver the Company Schedules to Purchaser on or prior to April 30, 2019 (or such later date prior to the Closing as mutually agreed by Purchaser and the Company), but only until the Company Schedules have been delivered to Purchaser, or, (ii) for a period of ten (10) Business Days after the end of the Company Schedule Review Period, if the Company has delivered the Company Schedules to Purchaser, but such Company Schedules are not reasonably acceptable to Purchaser; or

(k)  by written notice by Purchaser to the Company if the Company has failed to deliver to Purchaser on or prior to April 30, 2019 (or such later date prior to the Closing as mutually agreed by Purchaser and the Company) the Escrow Agreement, in form and substance reasonably acceptable to Purchaser and duly executed by the Company, Pubco and each Seller, but only until such Escrow Agreement, in form and substance reasonably acceptable to Purchaser and duly executed by the Company, Pubco and each Seller, has been delivered to Purchaser.

9.2  Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 7.12, 7.13, 9.3, 10.1, Article XI and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any fraud claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Sections 9.3 and this Section 9.2 (but subject to Section 10.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.8), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3  Fees and Expenses. Subject to Sections 9.4 and 10.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, any Extension Expenses, as well as any costs and expenses incurred in connection with any PIPE Investment.

9.4  Termination Fee.

(a)  Notwithstanding Section 9.3 above, but subject to Section 10.1, in the event that (i) this Agreement is terminated by either Purchaser or the Company under Section 9.1(b) and the failure of the Closing to occur on or before the Outside Date was not caused by, or a result of, the breach or violation of the Company, the Sellers, Pubco or Merger Sub of any representation, warranty, covenant or obligation under this Agreement, or (ii) there is a valid and effective termination of this Agreement by the Company pursuant to Section 9.1(d), then Purchaser shall pay to the Company a termination fee in cash in an aggregate amount equal to the legal and advisory fee Expenses incurred by the Company prior to such termination, up to a maximum of Two Hundred Fifty Thousand Dollars ($250,000) (the “Termination Fee”). The Termination Fee shall be paid by Purchaser to the Company (but for the avoidance of doubt, subject to Section 10.1) by wire transfer of immediately available funds to an account designated in writing by the Company within twenty (20) Business Days after the date of the valid and effective termination of this Agreement by the Company where such payment is required pursuant to clauses (i) or (ii) of this Section 9.4(a) or, if later, three (3) Business Days after the Company shall have delivered to Purchaser the amount of such Expenses for the Termination Fee, along with reasonable documentation in connection therewith.

(b)  Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where a Termination Fee is payable under this Section 9.4, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Company would otherwise be entitled to assert against Purchaser or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Company, provided, that the foregoing shall not limit (x) any claim for fraud prior to termination of this Agreement or (y) the rights of the Company to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

Article X
WAIVERS AND RELEASES

10.1  Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Pubco, Merger Sub and each Seller hereby acknowledges that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (including any successors after the Merger, the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Pubco, Merger Sub and each Seller hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco, Merger Sub, or any Seller nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco, Merger Sub, or any Seller or their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, Pubco, Merger Sub and each Seller on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company, Pubco, Merger Sub and each Seller each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company, Pubco, Merger Sub and each Seller each further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco, Merger Sub or any Seller or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, the Company, Pubco, Merger Sub and the Sellers each hereby acknowledge and agree that such Party’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Pubco, Merger Sub or any Seller commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, Pubco, Merger Sub and the Sellers and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 10.1 shall survive termination of this Agreement for any reason.

10.2  Non-Recourse and Release.

(a)  All claims or Actions (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Ancillary Documents, or the negotiation, execution or performance of this Agreement or the other Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the other Ancillary Documents or as an inducement to enter into this Agreement or the other Ancillary Documents), may be made only against (i) the Company, (ii) Purchaser, (iii) Pubco, (iv) Merger Sub and (v) the Sellers, in their individual capacities (the “Liable Parties”). No Person, other than the Liable Parties, including any past, present or future Affiliate of any Seller or any of their Affiliates’ respective past, present or future directors, officers, employees, incorporators, members, managers, partners, equityholders (including stockholders and optionholders), Affiliates, agents, attorneys or representatives (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Ancillary Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Document (as the case may be) or the negotiation or execution hereof or thereof; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.

(b)  Notwithstanding anything to the contrary herein, the Liable Parties acknowledge and agree that, from and after the Closing, any and all claims, Actions that they may have against the other Parties or any Non-Party Affiliates relating to the negotiation or subject matter of this Agreement or any disclosure schedule or the transactions contemplated hereby, whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates, are hereby irrevocably waived and released. Furthermore, without limiting the generality of the preceding sentence, no claim (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) or Action shall be brought or maintained by, or on behalf of, the Liable Parties against any Seller, other Party or any Non-Party Affiliate, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, or warranties, or covenants or agreements (to the extent such covenants or agreements contemplate performance prior to the Closing) of the Sellers or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document delivered hereunder, the negotiation or subject matter of this Agreement or the disclosure schedules or the transactions contemplated hereby or thereby; and each Liable Party waives and releases all such liabilities, claims and obligations against any such Seller, Party or Non-Party Affiliate. Notwithstanding the foregoing, nothing herein will relinquish the rights of a Party after the Closing to enforce the terms of this Agreement that apply after the Closing in accordance with the terms hereof.

(c)  Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges the Company from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against Company relating to such Seller’s capacity as a shareholder of the Company and arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Company or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document, subject to the provisions of this Section 10.2.

(d)  The Parties acknowledge and agree that the provisions contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement and that, without these provisions set forth in this Section 10.2, the Parties would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.

Article XI
MISCELLANEOUS

11.1  Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

11.2  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser, at or prior to the Closing, to:

Twelve Seas Investment Company
135 E 57th St. 18th Floor
New York, New York, 10022
Attn: Stephen N. Cannon
Telephone No.: +852 9500 2922
Email: steve@twelveseascapital.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn:     Stuart Neuhauser, Esq.
             Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email:   sneuhauser@egsllp.com
              mgray@egsllp.com

If to the Company prior to the Closing, to:

Brooge Petroleum And Gas Investment Company FZE
4th Floor, Al Sayegh Building, Hamdan Street
Abu Dhabi, UAE
Attn: Nicolaas Paardenkooper
Facsimile No.: 02-633-3152
Telephone No.: 02-633-3149
Email: nico.paardenkooper@bpgic.com

with a copy (which will not constitute notice) to:

K&L Gates LLP
599 Lexington Avenue

New York, NY 10022
Attn: Robert S. Matlin, Esq.
Facsimile No.: (212) 536-3901
Telephone No.: (212) 536-3900
Email: Robert.Matlin@klgates.com

If to Pubco or Merger Sub prior to the Closing, to:

Brooge Holdings Limited
4th Floor, Al Sayegh Building, Hamdan Street
Abu Dhabi, UAE
Attn: Meclomen Maramot
Facsimile No.: 02-633-3152
Telephone No.: 02-633-3149
Email: meclomen@bpgic.com

with a copy (which will not constitute notice) to:

K&L Gates LLP
599 Lexington Avenue

New York, NY 10022
Attn: Robert S. Matlin, Esq.
Facsimile No.: (212) 536-3901
Telephone No.: (212) 536-3900
Email: Robert.Matlin@klgates.com

If to any Seller, to: the address of such Seller as set forth in such Seller’s Joinder with a copy (which will not constitute notice) to:

K&L Gates LLP
599 Lexington Avenue

New York, NY 10022
Attn: Robert S. Matlin, Esq.
Facsimile No.: (212) 536-3901
Telephone No.: (212) 536-3900
Email: Robert.Matlin@klgates.com

If to Pubco, Purchaser or the Company after the Closing, to:

c/o Brooge Petroleum And Gas Investment Company FZE
4th Floor, Al Sayegh Building, Hamdan Street
Abu Dhabi, UAE
Attn: Nicolaas Paardenkooper
Facsimile No.: 02-633-3152
Telephone No.: 02-633-3149
Email: nico.paardenkooper@bpgic.com

with a copy (which will not constitute notice) to:

K&L Gates LLP
599 Lexington Avenue

New York, NY 10022
Attn: Robert S. Matlin, Esq.
Facsimile No.: (212) 536-3901
Telephone No.: (212) 536-3900
Email: Robert.Matlin@klgates.com

11.3  Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco, the Company and the Sellers (and, after the Closing, a Disinterested Independent Director Majority), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.4  Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 7.15, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.5  Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 11.5) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 11.5. A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other Parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing rules and procedures (including any expedited procedures) of the ICC (the “ICC Procedures”). Any Party involved in such Dispute may submit the Dispute to the ICC to commence the proceedings after the Resolution Period. To the extent that the ICC Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the ICC promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the ICC and reasonably acceptable to each Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each Party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Party subject to the Dispute to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s) and providing injunctive and other equitable relief; provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in London, United Kingdom. The language of the arbitration shall be English.

11.6  Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof.

11.7  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

11.8  Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.9  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.10  Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco, the Company and the Sellers; provided that any amendment, supplement or modification of this Agreement after the Closing shall also require the prior written consent of a Disinterested Independent Director Majority.

11.11  Waiver. Each of Purchaser, Pubco and the Company on behalf of itself and its Affiliates, and the Sellers, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by any other Party such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Pubco or Purchaser shall also require the prior written consent of a Disinterested Independent Director Majority.

11.12  Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.13  Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, and “Exhibit” are intended to refer to Sections, Articles, Schedules, and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

11.14  Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.15  Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, and has also represented Purchaser and its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, Merger Sub and the Sellers, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, Merger Sub, Purchaser, the Company, and/or the Sellers or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco or Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XII
DEFINITIONS

12.1  Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with IFRS as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Founder Share Letter, the Escrow Agreement, the Registration Rights Agreement, the Founder Registration Rights Agreement Amendment, the Founder Share Escrow Agreement Amendment, the Business Combination Marketing Agreement Fee Amendment and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Combination Marketing Agreement” means the Business Combination Marketing Agreement, dated as of June 19, 2018, by and between Purchaser and EBC.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Cayman Act” means the Cayman Islands Companies Law (2018 Revision), as amended.

“Closing Net Cash” means an amount as of the Closing equal to (i) Closing Gross Cash, minus (ii) the amount of Purchaser’s and Pubco’s unpaid Expenses and Liabilities (including any Indebtedness owed to the Sponsor, Purchaser’s deferred Expenses, Extension Expenses and any premiums for the D&O Tail Insurance, and without giving effect to any Cash Consideration). For the avoidance of any doubt, unless such condition in Section 8.2(d) is waived by the Company, Closing Net Cash shall be equal to or more than One Hundred and Twenty Five Million U.S. Dollars (U.S.$125,000,000).

“Closing Gross Cash” means an amount as of the Closing equal to the total cash and cash equivalents of Pubco and Purchaser, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption), the proceeds of any PIPE Investment and any other funds of Pubco or Purchaser, but without giving effect to the payment of Purchaser’s or Pubco’s unpaid Expenses or Liabilities or any Cash Consideration.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning Pubco, Merger Sub, the Company or the Sellers or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, Pubco, Merger Sub, the Sellers or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company IP License” means any Intellectual Property license, sublicense or other agreement or permission under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property.

“Company Ordinary Shares” means the ordinary shares of the Company.

“Company Outbound IP License” means any license, sublicense or other agreement or permission under which the Company is the licensor.

“Company Registered IP” means any U.S. or foreign Patent, Patent application, Trademark, service mark registration or application, copyright registration or application or registered Internet Asset or application owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Disinterested Independent Director” means an independent director serving on Pubco’s board of directors at the applicable time of determination that is disinterested in the Escrow Shares (i.e., such independent director is not a Seller, an Affiliate of a Seller, or an officer, director, manager, employee, trustee or beneficiary of a Seller, nor an immediate family member of any of the foregoing).

“Disinterested Independent Director Majority” means the vote or consent of a majority of the Disinterested Independent Directors.

“EBC” means EarlyBirdCapital, Inc., the lead underwriter in the IPO.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of June 19, 2018, by and among Purchaser, Sponsor and the other “Investors” named therein.

“Founder Share Escrow Agreement” means the Share Escrow Agreement, dated as of June 19, 2018, by and among Purchaser, Continental Stock Transfer & Trust Company and the Initial Purchaser Shareholders.

“Founder Shares” means an aggregate of 5,175,000 Purchaser Ordinary Shares which were originally issued to the Sponsor prior to the IPO in December 2017 and which are currently owned by the Initial Purchaser Shareholders.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“ICC” means the International Chamber of Commerce Arbitration or any successor entity conducting arbitrations.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated June 19, 2018, and filed with the SEC on June 20, 2018 (File Nos. 333-225352 and 333-225732).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company, after reasonable inquiry of internal management employees and other employees specifically responsible for the matter and review of records in their possession or control, or (ii) any other Party, (A) if any entity, the actual knowledge of its directors and executive officers, after reasonable inquiry or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to Purchaser or Pubco, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser and Pubco, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser or Pubco.

“Merger Sub Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the Cayman Act.

“Pubco Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Public Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Warrants, collectively.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Charter” means the amended and restated memorandum and articles of association of Purchaser, as amended and in effect under the Cayman Act; provided, that references herein to the Purchaser Charter for periods after the Merger includes the memorandum and articles of association of the Surviving Company.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Pubco, Merger Sub, any Seller or their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to the Company, any Seller or their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

“Purchaser Ordinary Shares” means the ordinary shares par value $0.0001 per share, of Purchaser.

“Purchaser Preferred Shares” means preference shares, par value $0.0001 par value per share, of Purchaser.

“Purchaser Private Right” means one right that was included as part of each Purchaser Private Unit entitling the holder thereof to receive one-tenth (1/10th) of a Purchaser Ordinary Share upon the consummation by Purchaser of its Business Combination.

“Purchaser Private Unit” means the units issued in private placements to EBC and the Sponsor at the time of the consummation of the IPO consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Private Right, and one (1) Purchaser Private Warrant.

“Purchaser Private Warrant” means one whole warrant that was included in as part of each Purchaser Private Unit, entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Public Right” means one right that was included as part of each Purchaser Public Unit entitling the holder thereof to receive one-tenth (1/10th) of a Purchaser Ordinary Share upon the consummation by Purchaser of its Business Combination.

“Purchaser Public Unit” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Public Right, and one (1) Purchaser Public Warrant.

“Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Rights” means Purchaser Private Rights and Purchaser Public Rights, collectively.

“Purchaser Securities” means the Purchaser Units, the Purchaser Ordinary Shares, the Purchaser Preferred Shares, the Purchaser Rights and the Purchaser Warrants, collectively.

“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to price at which each Purchaser Ordinary Share (or after the Merger, Pubco Ordinary Share) is redeemed or converted pursuant to the Redemption (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Rights Agreement” means the Rights Agreement, dated as of June 19, 2018, by and between Purchaser and Continental Stock Transfer & Trust Company, as rights agent thereunder, as amended.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of June 19, 2018, as it may be amended, by and between Purchaser and the Trustee, as it may be amended to add Pubco to accommodate the Merger, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement

“UAE Law” means applicable laws, regulations and instructions governing the Company in the United Arab Emirates.

12.2  Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
Accounts Receivable	6.7(f)	Facilities	6.21(a)
Acquisition Proposal	7.6(a)	Federal Securities Laws	7.7
Agreement	Preamble	Founder Registration Rights
Alternative Transaction	7.6(a)	Agreement Amendment	8.2(e)(vi)
Amended Pubco Charter	8.1(j)	Founder Share Escrow Agreement
Antitrust Laws	7.9(b)	Amendment	8.2(e)(vii)
Business Combination	10.1	Founder Share Letter	Recitals
Business Combination Marketing Agreement Fee Amendment	8.2(e)(viii)	ICC Procedures	11.5
Cash Consideration	2.2(b)	Initial Purchaser Shareholders	Recitals
Cash Election	2.2(b)	Interim Balance Sheet Date	6.7(a)
Cash Election Amount	2.2(b)	Interim Period	7.1(a)
Cash Election Notice	2.2(b)	Joinder	Recitals
Closing	3.1	Joinder Documents	7.21
Closing Date	3.1	Liable Parties	10.2(a)
Closing Exchange Shares	2.2	Lost Certificate Affidavit	2.3(b)
Closing Filing	7.12(b)	Merger	Recitals
Closing Press Release	7.12(b)	Merger Sub	Preamble
Company	Preamble	Milestones	2.5(b)(i)
Company Benefit Plan	6.19(a)	New Seller	7.2(b)
Company Board Observers	7.15	New Ticker Symbol	7.19
Company Certificates	2.3(b)	Non-Party Affiliates	10.2(a)
Company Directors	7.14(a)	OFAC	4.17(c)
Company Disclosure Schedules	Article VI	Outside Date	9.1(b)
Company Financials	6.7(a)	Party(ies)	Preamble
Company IP	6.13(a)	PIPE Investment	7.18
Company Leased Properties	6.15(a)	PIPE Shares	7.18
Company Material Contract	6.12(a)	Plan of Merger	1.2
Company Owned Properties	6.15(a)	Post-Closing Pubco Board	7.14(a)
Company Permits	6.10	Pro Rata Share	2.2(c)
Company Personal Property Leases	6.16	Proxy Statement	7.11(a)
Company Real Properties	6.15(a)	Pubco	Preamble
Company Real Property Leases	6.15(a)	Pubco Equity Plan	7.11(a)
Company Schedule Review Period	7.20	Public Certifications	4.6(a)
Company Schedules	7.20	Public Shareholders	10.1
D&O Indemnified Person	7.16(a)	Purchased Shares	2.1
D&O Tail Insurance	7.16(b)	Purchaser	Preamble
Dispute	11.5	Purchaser Disclosure Schedules	Article IV
Effective Time	1.2	Purchaser Financials	4.6(b)
EGS	3.1	Purchaser Material Contract	4.13(a)
Enforceability Exceptions	4.2	Purchaser Shareholder Approval Matters	7.11(a)
Environmental Permit	6.20(a)	Redemption	7.11(a)
Escrow Account	2.5(a)	Registration Rights Agreement	8.2(e)(v)
Escrow Agent	2.2	Registration Statement	7.11(a)
Escrow Agreement	2.5(a)	Related Person	6.22
Escrow Period	2.5(b)(ii)	Released Claims	10.1
Escrow Property	2.5(a)	Releasing Persons	10.2(c)
Escrow Shares	2.2	Required Shareholder Approval	8.1(a)
Exchange Shares	2.2	Resolution Period	11.5
Expenses	9.3	SEC Reports	4.6(a)
Extension	7.3(a)	Seller	Preamble
Extension Expenses	7.3(b)(iv)	Seller Cash Amount	2.2(b)

Term	Section	Term	Section
Seller Cash Election Notice	2.2(b)	Surviving Company Charter	1.4
Special Meeting	7.11(a)	Top Customer	6.24
Signing Filing	7.12(b)	Top Supplier	6.24
Signing Press Release	7.12(b)	Termination Fee	9.4(a)
Sponsor	Recitals	Transactions	Recitals
Storage Tanks	6.21(a)	Voting Agreement	8.2(e)(x)
Surviving Company	1.1

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

TWELVE SEAS INVESTMENT COMPANY

By:	/s/ Bryant Edwards
Name: Bryant Edwards
Title: Chief Operating Officer

Pubco:

BROOGE HOLDINGS LIMITED

By:	/s/ Meclomen Maramot
Name: Meclomen Maramot
Title: Director

Merger Sub:

BROOGE MERGER SUB LIMITED

By:	/s/ Meclomen Maramot
Name: Meclomen Maramot
Title: Director

The Company:

BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZE

By:	/s/ Nicolaas L. Paardenkooper
Name: Nicolaas L. Paardenkooper
Title: Chief Executive Officer

{Signature Page to Business Combination Agreement}